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Exhibit 3.1.3

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
PROVECTUS PHARMACEUTICAL, INC.

        Pursuant to the provisions of the Revised Business Code § 78.390 1001 et seq., the undersigned corporation adopts the following amendment to the Articles of Incorporation.

  1.
  The following amendment of the Articles of Incorporation was adopted by the shareholder consent on April 23, 2002, said Articles are hereby amended and shall read as follows:

Article I Name
The name of the corporation is Provectus Pharmaceuticals, Inc.

  2.
  The number of shares outstanding at the time of adoption was 228,112; and the number of shares entitled to vote thereon was the same.

  3.
  The number of shares represented at the meeting of the shareholders was 119,999. All shares voted in favor of the amendment. The shares represented a majority of the issued and outstanding shares. There were no shares voting against the amendment.

        Effective the 23rd day of April, 2002.

/s/ KELLY ADAMS Kelly Adams President

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF PROVECTUS PHARMACEUTICAL, INC.